UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2011

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of WellCare Health Plans, Inc. (the “Company”) adopted the WellCare Health Plans, Inc. Executive Severance Plan (the “Executive Severance Plan”).  The Executive Severance Plan provides severance benefits for executive officers of the Company (each, a “participant”).  The Compensation Committee has determined that it is in the best interests of the Company to have a severance policy for executive officers rather than individual severance or employment agreements with executive officers.

In connection with the adoption of the Executive Severance Plan, each of the Company’s current executive officers, including Alec Cunningham, the Company’s Chief Executive Officer, Thomas L. Tran, the Company’s Senior Vice President and Chief Financial Officer, and Walter W. Cooper, the Company’s Chief Administrative Officer, elected to voluntarily terminate his or her severance agreement, or in the case of Mr. Tran, his employment agreement, and participate in the Executive Severance Plan.  Mr. Cunningham’s severance agreement was terminated on November 18, 2011, Mr. Tran’s employment agreement was terminated on November 18, 2011 and Mr. Cooper’s severance agreement was terminated on November 17, 2011.

In general, the Executive Severance Plan provides that a participant will be entitled to receive the following payments and benefits if the participant’s employment is terminated by the Company without cause (as such term is defined in the Executive Severance Plan, and except due to death or disability) or by the participant for good reason (as such term is defined in the Executive Severance Plan):

•
Cash payments in an amount equal to the sum of one and a half times base salary and annual bonus amount (defined as the average of the annual short-term incentive bonuses, if any, paid to the participant with respect to the two most recently completed annual short-term incentive bonus cycles) in the case of the Chief Executive Officer and one times base salary and annual bonus amount for other participants;

•
Reimbursement of the portion of the participant’s COBRA premium that exceeds the amount of premium paid by active employees for the same coverage for 18 months in the case of the Chief Executive Officer and 12 months for other participants; and

•	Cash payment in an amount equal to the participant’s accrued but unused paid time off and floating holiday pay.

The Executive Severance Plan provides that a participant will be entitled to receive the following payments and benefits if the participant’s employment is terminated by the Company without cause (except due to death or disability) or by the participant for good reason and such termination occurs within the six months prior to a change in control (as such term is defined in the Executive Severance Plan), if the termination of employment is in contemplation of a change in control, or within 24 months after a change in control:

•
Cash payments in an amount equal to the sum of two and a half times base salary and annual bonus amount in the case of the Chief Executive Officer, two times base salary and annual bonus amount in the case of the Chief Financial Officer, Chief Administrative Officer, General Counsel or President, National Health Plans, and one and a half times base salary and annual bonus amount for other participants;

•	Reimbursement of the portion of the participant’s COBRA premium that exceeds the amount of premium paid by active employees for the same coverage for 18 months after termination of employment; and

•	Cash payment in an amount equal to the participant’s accrued but unused paid time off and floating holiday pay.

In order to receive payments and benefits under the Executive Severance Plan, the participant must execute and deliver a waiver and release of claims agreement within 30 days after termination of employment and must abide by certain restrictive covenants including confidentiality, non-disparagement, non-competition and non-solicitation covenants.

The Board or the Compensation Committee has the discretion to terminate the Executive Severance Plan, or amend it in any respect (including the severance benefits), subject to providing participants with one year notice and other limitations following a change in control.

The foregoing description does not purport to be a complete description of the rights and obligations of the Company or the participants under the Executive Severance Plan.  The above description is qualified in its entirety by reference to the Executive Severance Plan, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits

 (d)   Exhibits.

The following exhibits are filed as part of this report:

10.1	WellCare Health Plans, Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLCARE HEALTH PLANS, INC.
November 21, 2011	/s/ Thomas L. Tran Thomas L. Tran Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	WellCare Health Plans, Inc. Executive Severance Plan